Exhibit 99.1

Atara Biotherapeutics Announces First Quarter 2021 Financial Results and Operational Progress

Conference Call and Webcast Today at 4:30 p.m. EDT

SOUTH SAN FRANCISCO, Calif., May 4 -- Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a pioneer in T-cell immunotherapy, leveraging its novel allogeneic EBV T-cell platform to develop transformative therapies for patients with serious diseases including solid tumors, hematologic cancers and autoimmune diseases, today reported financial results for the first quarter 2021, recent business highlights and key catalysts over the next 18 months.

“Atara is off to a strong start in 2021, advancing all three strategic priorities to deliver on key value drivers,” said Pascal Touchon, President and Chief Executive Officer of Atara. “We look forward to several milestones in 2021, including the expected tab-cel® BLA and MAA filings, progress on the ATA188 program – especially the presentation of clinical and translational data from the Phase 1 OLE study, and the first clinical data on our mesothelin CAR T franchise.”

Tabelecleucel (tab-cel®) for Post-Transplant Lymphoproliferative Disease (PTLD)

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Atara is in active discussions with the FDA and progressing toward alignment on the content of CMC Module 3, including methodologies to assess comparability between the product used in the pivotal ALLELE study and the intended commercial product

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A recent analysis shows that duration of response (DoR) in its ALLELE study is maturing as anticipated with a larger number of responders followed for at least six months and a safety profile consistent with previously published data with no new safety signals

●	Atara is working toward completing a BLA submission in Q3 2021 pending alignment with the FDA
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The Company has submitted a letter of intent to the European Medicines Agency (EMA), starting the process for a submission of an EU Marketing Authorization Application (MAA) for tab-cel® in patients with EBV+ PTLD expected in Q4 2021

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Atara has data at two medical congresses from a combined long-term overall survival (OS) analysis from three clinical studies of tab-cel® demonstrating that patients with EBV+ PTLD, following both HCT (hematopoietic cell transplantation) and SOT (solid organ transplant), that is relapsed or refractory (R/R) to initial treatment, derived similar OS benefit greater than 80 percent at two years whether they achieved complete or partial response (CR or PR) with tab-cel®

●	Data from the Phase 3 ALLELE study will be presented at an appropriate congress in Q4 2021
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The Company is continuing to invest in U.S. commercial readiness activities in anticipation of tab-cel® approval and planned launch in H1 2022. In addition, Atara is in discussions with potential partners for the commercialization of tab-cel® in Europe

Tab-cel® Potential Additional Indications

●	Atara is actively opening sites in the Phase 2 multi-cohort study for patients with other EBV-driven cancers

ATA188 for Progressive Forms of Multiple Sclerosis (MS)

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Atara continues to make progress enrolling the ATA188 Phase 2 randomized, double-blind, placebo-controlled trial (RCT) evaluating the efficacy and safety of ATA188 in patients with progressive forms of MS (PMS)

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Atara plans to conduct an interim analysis (IA) in H1 2022 including efficacy and safety from the Phase 2 RCT in patients with PMS, and following the IA, expects to complete enrollment of the study in H1 2022

●	The Company plans to present long-term two-year clinical data from the Phase 1 open-label extension (OLE) and translational data from the Phase 1 study in H2 2021
●	In the first quarter of 2021, Atara filed and received approval of a Clinical Trial Application (CTA) for the Phase 2 RCT in Canada

CAR T Programs

ATA2271/ATA3271 (Solid Tumors Over-Expressing Mesothelin)

●	The global strategic collaboration with Bayer including ATA2271 and ATA3271 is progressing well with successful launch of joint governance and activities
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Enrollment of the first cohort in the Phase 1 clinical study of ATA2271 for patients with advanced mesothelioma has completed and the Company anticipates presentation of first clinical data in an appropriate forum in Q4 2021

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Atara is continuing to make progress on IND-enabling studies for ATA3271, an off-the-shelf, allogeneic CAR T therapy targeting mesothelin using a PD-1 DNR and 1XX CAR co-stimulatory signaling domain through its EBV T-cell platform, and expects an IND filing in Q2/Q3 of 2022

ATA3219 (B-cell Malignancies)

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Atara expects to submit an IND for ATA3219, its next-generation off-the-shelf, allogeneic CAR T using a 1XX CAR co-stimulatory signaling domain through its EBV T-cell platform for patients with B-cell malignancies, in Q4 2021 / Q1 2022

First Quarter 2021 Financial Results

●	Cash, cash equivalents and short-term investments as of March 31, 2021 totaled $435.2 million, as compared to $500.7 million as of December 31, 2020
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Atara believes that its cash as of March 31, 2021 together with projected revenue from U.S. tab-cel® sales is sufficient to fund its operations into 2023, including expenses related to the BLA filing and commercial launch of tab-cel® in the U.S.

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License and collaboration revenue was $3.6 million for the first quarter 2021 and consisted of revenue from activities performed under the Bayer Collaboration Agreements. Atara did not recognize any license and collaboration revenue for the same period in 2020

●	Net cash used in operating activities was $65.7 million for the first quarter 2021, as compared to $67.0 million for the same period in 2020
●	Atara reported net losses of $78.3 million, or $0.86 per share, for the first quarter 2021, as compared to $73.5 million, or $1.20 per share, for the same period in 2020
●	Total operating expenses include non-cash expenses of $14.4 million for the first quarter 2021, as compared to $14.5 million for the same period in 2020
●	Research and development expenses were $64.1 million for the first quarter 2021, as compared to $57.7 million for the same period in 2020
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The increase in the first quarter 2021 was primarily due to higher employee-related costs from increased headcount, increased spending on the Company’s ATA188 and CAR T programs and increased facilities and information technology expenses allocated to research and development

●	Research and development expenses include $7.5 million of non-cash stock-based compensation expenses for the first quarter 2021, as compared to $7.7 million for the same period in 2020

●	General and administrative expenses were $17.7 million for the first quarter 2021, as compared to $17.0 million for the same period in 2020
●	General and administrative expenses include $4.7 million of non-cash stock-based compensation expenses for the first quarter 2021, as compared to $5.0 million for the same period in 2020

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. (@Atarabio) is a pioneer in T-cell immunotherapy leveraging its novel allogeneic EBV T-cell platform to develop transformative therapies for patients with serious diseases including solid tumors, hematologic cancers and autoimmune disease. With our lead program in Phase 3 clinical development, Atara is the most advanced allogeneic T-cell immunotherapy company and intends to rapidly deliver off-the-shelf treatments to patients with high unmet medical need. Our platform leverages the unique biology of EBV T cells and has the capability to treat a wide range of EBV-associated diseases, or other serious diseases through incorporation of engineered CARs (chimeric antigen receptors) or TCRs (T-cell receptors). Atara is applying this one platform to create a robust pipeline including: tab-cel® in Phase 3 development for Epstein-Barr virus-driven post-transplant lymphoproliferative disease (EBV+ PTLD) and other EBV-driven diseases; ATA188, a T-cell immunotherapy targeting EBV antigens as a potential treatment for multiple sclerosis; and multiple next-generation chimeric antigen receptor T-cell (CAR-T) immunotherapies for both solid tumors and hematologic malignancies. Improving patients’ lives is our mission and we will never stop working to bring transformative therapies to those in need. Atara is headquartered in South San Francisco and our leading-edge research, development and manufacturing facility is based in Thousand Oaks, California. For additional information about the company, please visit atarabio.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains or may imply "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding:  the potential benefits, safety and efficacy of tab-cel®; the timing and progress of of tab-cel®, including (i) tab-cel® clinical trials, the timing and outcome of Atara’s discussions with the FDA regarding the BLA submission for tab-cel®, including the content of CMC Module 3, (ii) the timing of the initiation or submission of the BLA and MAA for tab-cel®, (iii) Atara’s ability to successfully advance the development of tab-cel®, and (iv) Atara’s activities in anticipation of potential tab-cel® approval and launch; and (v) Atara’s efforts to seek a commercialization partner for tab-cel® in Europe; the potential benefits, safety and efficacy of ATA188; the timing and progress of ATA188, including (i) ATA188 clinical trials and (ii) Atara’s ability to successfully advance the development of ATA188; the timing and progress of ATA2271 and ATA3271; progress of the strategic collaboration with Bayer; the timing and progress of ATA3219; and Atara’s ability to successfully advance the development of its CAR T programs, and Atara’s ability to advance development of its programs. Because such statements deal with future events and are based on Atara Biotherapeutics' current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara Biotherapeutics could differ materially from those described in or implied by the statements in this press release.  These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the ongoing COVID-19 pandemic, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in South San Francisco and Southern California and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in Atara Biotherapeutics' filings with the Securities and Exchange Commission (SEC), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara Biotherapeutics disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Conference Call and Webcast Information

Analysts and investors can participate in the conference call by dialing 877-407-8291 for domestic callers and 201-689-8345 for international callers, using the conference ID 13717803. A live audio webcast can be accessed by visiting the Investors & Media – News & Events section of atarabio.com. An archived webcast replay will be available on the Company's website for 30 days.

Financials

Atara Biotherapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$151,097	$200,404
Short-term investments	284,064	300,255
Restricted cash - short-term	194	194
Accounts receivable	9,610	1,250
Prepaid expenses and other current assets	19,342	21,170
Total current assets	464,307	523,273
Property and equipment, net	51,471	50,517
Operating lease assets	11,930	12,303
Restricted cash - long-term	1,200	1,200
Other assets	729	827
Total assets	$529,637	$588,120

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,355	$7,118
Accrued compensation	12,786	20,458
Accrued research and development expenses	10,655	15,813
Deferred revenue	35,497	33,455
Other current liabilities	7,901	6,057
Total current liabilities	84,194	82,901
Deferred revenue - long-term	31,811	27,795
Operating lease liabilities - long-term	12,569	13,041
Other long-term liabilities	2,026	2,044
Total liabilities	130,600	125,781

Commitments and contingencies

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	1,601,784	1,586,616
Accumulated other comprehensive income	161	296
Accumulated deficit	(1,202,916)	(1,124,581)
Total stockholders’ equity	399,037	462,339
Total liabilities and stockholders’ equity	$529,637	$588,120

Atara Biotherapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
License and collaboration revenue	$3,552	$—
Operating expenses:
Research and development	64,059	57,659
General and administrative	17,738	17,038
Total operating expenses	81,797	74,697
Loss from operations	(78,245)	(74,697)
Interest and other (expense) income, net	(90)	1,188
Loss before provision for income taxes	(78,335)	(73,509)
Provision for income taxes	—	—
Net loss	$(78,335)	$(73,509)
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(135)	(16)
Comprehensive loss	$(78,470)	$(73,525)
Net loss per common share:
Basic and diluted net loss per common share	$(0.86)	$(1.20)

Weighted-average shares outstanding used to calculate basic and diluted net loss per common share	91,456	61,208

INVESTORS & MEDIA:

Investors

Eric Hyllengren

Vice President, Investor Relations & Finance

Atara Biotherapeutics

805-395-9669

ehyllengren@atarabio.com

Media

Kerry Beth Daly

Head, Corporate Communications

Atara Biotherapeutics

516-982-9328

kdaly@atarabio.com

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